LETTER OF INTENT

This Letter of Intent is made by and between Lion Capital Holdings, Inc., a Delaware corporation (hereinafter referred to as “Lion”) and Publisher X, LLC., with its principal place of business is located at 4280 26th Street, San Francisco, CA  94131 (hereinafter referred to as “Pub X”).

1.  This Letter of Intent is being entered into to confirm our understanding the principal terms and conditions of the transaction and our mutual willingness to proceed in mutual good faith to work toward a Purchase Agreement consistent with these terms.

2.  By this Agreement, Lion Capital Holdings, Inc. (“Lion”) has the irrevocable right to acquire Publisher X, LLC. on or before August 31, 2009 on the following terms and conditions:

A.  Lion will be acquiring all assets, liabilities and issued and outstanding membership interests of Publisher X, LLC, as follows: At closing Lion will issue a block of common stock to Pub X of fourteen million shares (14,000,000) pursuant to Lion having a total issued stock allocation ninety million (90,000,000) shares outstanding and a fair market value of 50 cents per share.  Should Lion revise its issued stock allocation and/or the share price change, the stock issuance shall be adjusted accordingly.

B. All Publisher X members to agree to a period of eighteen months from the date of the execution of the Purchase Agreement in which they will not sell any Lion shares through the public market.

C. Lion to provide bridge financing to Publisher X for completion of the Passport X technology.  The total amount loaned will be $285,000, with a minimum of $200,000 to be transferred to Publisher X within three weeks of executing this Letter of Intent.

D. Lion will enter into a consulting agreement with Flashman Studios and Reverb Communications that will be mutually agreeable to all parties .

3.  Purchase Agreement.  All terms and conditions concerning the Acquisition (including the terms and conditions herein) shall be stated in the Purchase Agreement, including without limitation, representations, warranties, covenants and indemnities that are usual and customary in a transaction of this nature.

4.  Representations and Warranties.  The Purchase Agreement will contain representations and warranties customary to transactions of this type, including without limitation, representations and warranties by Pub X as to (a) the accuracy and completeness of Pub X’s financial statements for the past year; (b) disclosure of all Pub X’s contracts, commitments and liabilities, direct or contingent; (c) the physical condition, suitability, ownership and liens, claims and other adverse interests with respect to Pub X’s assets; (d) Pub X’s ownership interests; (e) pending or threatened material litigation, investigations or other

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matters affecting the Acquisition; (f) Pub X’s compliance with laws and regulations applicable to its business and obtaining all licenses and permits required for its business; and (g) the due incorporation, organization, valid existence, good standing and capitalization of Pub X.

5.  Conditions to Consummation of the Acquisition.  The obligations of Lion with respect to the Acquisition of Pub X shall be subject to satisfaction of conditions customary to transactions of this type, including without limitation, (a) receipt and approval by Lion of Pub X’s financial statements; (b) the obtaining of all requisite regulatory, administrative, or governmental authorizations and consents; (c) approval of the Acquisition by the Board of Directors of Pub X and Lion; (d) the condition (financial or otherwise), business, properties, assets or prospects of Pub X; (e) threatened litigation, investigations or other matters affecting Pub X; (f) satisfactory completion of a due diligence investigation of Pub X by Lion; (g) confirmation that the representations and warranties of Pub X are true and accurate in all respects.

6.  Access. Pub X will give Lion and its representatives full access to any personnel and all properties, documents, contracts, books, records and operations of Pub X relating to its business. Pub X will cause the Company to cooperate in this regard. Pub X will furnish the Purchaser with copies of documents and with such other information as the Purchaser may request.

7.  No Other Offers. Pub X will not solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other person or entity regarding the possible sale of Pub X’s business, assets or stock on or before June 30, 2009.

8.  Confidentiality.  Each of the parties hereto agrees that it will not use, or permit the use of, any of the information relating to Pub X’s or Lion respectively furnished to each other in connection with this Agreement, the Purchase Agreement or the Acquisition ("Confidential Information"), except publicly available or freely usable material as otherwise obtained from another source, in a manner or for a purpose detrimental to Pub X or Lion or otherwise than in connection with this Agreement, the Agreement and the transactions contemplated hereby and thereby.  None of the parties hereto will, and Pub X will cause Lion and its directors, officers, employees, agents and representatives not to, disclose, divulge, provide or make accessible any of the Confidential Information to any person or entity, other than their responsible officers, employees, advisors or attorneys or otherwise as required by law or regulation.

9.  Disclosure.  Without the prior written consent of the other party hereto, neither party hereto will, and each party hereto will cause its directors, officers, employees, agents, other representatives and affiliates not to, disclose to any person the fact that discussions or negotiations are taking place concerning the transactions contemplated hereby, the status thereof, or the existence of this letter and the terms thereof, unless in the opinion of such party disclosure is required to be made under the Securities Act of 1933 or the Securities Exchange Act of 1934, and such disclosure is made after prior consultation with the other party.  Neither party will issue any public announcement concerning the transaction without the approval of the other party, except as may be required by law (it being noted that the parties have mutually approved a public announcement to be issued simultaneously with the execution of this Agreement).

10.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IT IS SO AGREED:
Publisher X, LLC

Dated:                                                                           _________________________________
Brad Young, Managing Member

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Tracy Snitker, Managing Member

IT IS SO AGREED:
Lion Capital Holdings, Inc.

Dated:                                                                           _________________________________
Tim Page, Chairman